Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BioMimetic Therapeutics, Inc. 401(k) Profit Sharing Plan & Trust of our reports dated March 9, 2009, with respect to the consolidated financial statements of BioMimetic Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of BioMimetic Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
March 9, 2009